Exhibit 10.45

AMENDMENT NUMBER ONE

TO

BETA OIL & GAS, INC.

AMENDED AND RESTATED 1999 INCENTIVE AND

NONSTATUTORY STOCK OPTION PLAN

1.0           Introduction.  On September 11, 2000, a majority of our shareholders ratified and approved the adoption of the Company’s Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan (the “Plan”) previously approved by the Board of Directors.

2.0           Stockholder Vote.  The Plan may be amended to increase the number of shares subject to the Plan by the approval by an affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Company who are present or represented to vote thereon at a meeting of the stockholders.

3.0           Amendment.  The Plan is hereby amended so that Section 3 shall read as follows:

3.  Stock Subject to the Plan.  Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,450,000 shares of Common Stock.  The Shares may be authorized, but unissued, or reacquired Common Stock.  If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.0                                 No Change.  Except as specifically set forth herein, this Amendment Number 1 does not change the terms of the Plan.

5.0                                 Effective Date.  This Amendment Number 1 is effective upon approval by the stockholders.

Adopted this 20 day of June, 2003.

BETA OIL & GAS, INC.

	By:	/s/ David A. Wilkins
David A. Wilkins,
President and Chief Executive Officer

Attest:

/s/ Joseph L. Burnett
Joseph L. Burnett, Secretary